Exhibit 10.1

MPG PETROLEUM, INC.

The “GINNY SOUTH” PROSPECT, SAN PATRICIO COUNTY, TEXAS

When executed by all parties, this letter will constitute the agreement relative to Daybreak Mines, Inc., a Washington Corporation “Daybreak”, (trading on NASDAQ OTC as “:DBRM”) acquiring from MPG Petroleum, Inc. a Texas corporation (“MPG”) a working interest position of Twenty-five (25.00%) Percent in the MPG Petroleum, Inc. No. 1 Curlee (“Obligation Well”) of the Ginny South Prospect (the “Prospect”) more fully described in the prospect brochure (the “Prospectus”), marked Exhibit “A” attached hereto, and made a part hereof for all purposes. Exhibit “B” is a land map that shows the boundaries (in red lines) of the oil and Gas Leases (the “Leases”) which MPG has acquired and that underlie the Prospect.  Copies of the Oil and Gas Leases are attached hereto and made a part hereof for all purposes, marked Exhibits “C-1” and “C-2”.

RECITALS

Whereas, MPG has acquired the Leases covering 200 (net) mineral acres under “Tract A” which the test well of the Prospect will be drilled, situated in San Patricio County, Texas, and

Whereas, Daybreak desires to participate in the test well and all rights granted under the A.A.P.L. Form 610-1989 Model Form Operating Agreement and a Copas – 1984 – Onshore Accounting Procedure Joint Operations.

NOW THEREFORE, the parties hereto have mutually agreed to the following terms set forth hereinbelow:

1)

Earnest Money.  On or before April 20, 2005 at 5:00pm Central Time, Daybreak shall deliver the sum of $21,600.00 (the “Earnest Money”) to MPG.  On the effective day of this agreement MPG shall remove Twenty-five Percent Working Interest  the Prospect from the market, saving and reserving Twenty-five (25.00%) Percent Working Interest in the Prospect for Daybreak’s sole and exclusive acquisition under the following terms.  The failure of Daybreak to tender the Earnest Money shall render this agreement null and void, unless an extension is granted by MPG in writing.

2)

Cost of Participation. Drilling cost of the test well, including land and prospect fee is set at $8,650.00 per One (1.00%) Percent Working Interest, and the completion cost of the Obligation Well, is set at $2,880.00 per One (1.00%) Percent as shown under the terms of the offering in the Prospectus attached hereto as Exhibit “A”.  Daybreak desires to acquire Twenty-five (25.00%) Percent Working Interest in the test well, which represents an acquisition cost

(including land, geology, and drilling cost) of Two Hundred, Sixteen Thousand and No/100’s ($216,000.00) USD.  If the Obligation Well of the Prospect is completed, Daybreak will tender its share of completion funds in the amount of Seventy-two Thousand and No/100’s ($72,000) USD under the exact terms shown in the terms of the offering of the Prospectus and Private Oil and Gas Venture Participation Application, marked Exhibit “A-1”, which is attached hereto and made a part hereof by reference.

3)

Terms of the Offering.  The Net Revenue Interest to be delivered by MPG to Daybreak is Seventy-five (75.00%) Percent.  The Obligation Well of the Prospect will be drilled to a total depth of 8,1500’, unless drilling conditions require the prudent abandonment of the well at a lesser depth.  MPG (or its designate) shall be named as “Operator” of the Obligation Well and all subsequent wells under the Area of Mutual Interest (described below) in accordance with the terms of the Operating Agreement.

4)  Review Period.  Upon execution of this agreement, MPG shall deliver to Daybreak copies of the Oil and Gas Leases under its control.  It is agreed that Daybreak shall have fifteen (15) days after the date that the earnest money is tendered in which to review the terms and conditions of the Leases and verify title.  As soon as reasonably practical within such fifteen (15 day) period, Daybreak shall give MPG written notice of any title defects it may have determined to exist within the Leases and MPG shall have thirty (30) days, after receipt of such notice, at MPG’s election to attempt to cure such objections to title defects to the reasonable satisfaction of Daybreak.

As used herein, “Title Defect” shall mean an encumbrance, defect, or objection in or to MPG’s title thereto or right or interest therein of such significance that a reasonably prudent person engaged in the business of oil and gas development would be unwilling to accept.  A title defect shall pertain only to defects in title and shall not be construed to apply to the terms and conditions of the offering as outlined in this Agreement and/ or Prospectus.

If MPG elects not to or is not able to cure such objections to title to Daybreak’s reasonable satisfaction within such Thirty(30) day period, Daybreak may terminate this agreement by giving MPG written notice.  If such termination occurs, then MPG shall immediately refund the earnest Money to Daybreak.  Upon cancellation of this agreement, the parties hereto shall have no further obligations to each other.  If Daybreak does not give notice of any objections it may have during the fifteen(15) day review period, then it shall be deemed that Daybreak has accepted the Leases and title relating thereto.

5)

Closing.  In the event Daybreak approves the Leases and title to the Leases, Daybreak shall, on or before June 20, 2005, pay to MPG by Certified Check the sum of One Hundred, Ninety-four Thousand and Four Hundred and No/100’s($194,400.00) USD (the full cost of the 25% working interest less the amount of the Earnest Money), and MPG agrees to execute in favor of Daybreak under the Private Oil and Gas Venture Participation Application (Exhibit “A-1”) Twenty-five (25.0%) Percent working Interest in the Prospect on a Seventy-five (75.0%) Percent Net Revenue basis (the “Closing”).  The Closing shall take place at the office of MPG Petroleum, Inc., 8620 N. New Braunfels, Suite 411, San Antonio, Texas 78217.

6)

Assignment of the Lease.  At the closing, MPG shall deliver to Daybreak, a recordable Assignment of the Lease effective as of the date of the Closing, and it is expressly understood and agreed that the Assignment executed and delivered shall be in the form of assignment.

7)

Obligation Well.  As soon as reasonably practical, based on rig availability and weather conditions permitting, MPG shall commence the drilling of the obligation well at a location of its choice on the leasehold shown on Exhibit “B” to a depth of 8,150’, or lessor if drilling conditions prevent its prudent continuation to total depth.  Such obligation well will be drilled with due diligence and in a workmanlike manner, utilizing vertical drilling technology.  Upon completion of drilling and testing, if logging and core test results(in the sole opinion of MPG) indicate that commercial volume of hydrocarbons may be produced, MPG shall complete the well.

8)

Confidentiality of Information.  Save and except as hereinafter provided, all data, information and reports furnished or acquired by any party to and under this Agreement (including, but not limited to, the information and data that Daybreak may receive in connection with the Obligation Well and any subsequent wells) shall be confidential, and each party agrees to exercise reasonable care and precautions to prevent the publication, dissemination or disclosure of any such data, information and reports or copies thereof, to any third person(s) whomsoever. Notwithstanding the forgoing, Daybreak shall have the right to issue Press Releases announcing execution of this agreement and a reasonable description of the project as well as Press Releases to progress of assembling and developing the projects.  All press release drafts are to be reviewed by MPG before release and approval granted in writing, however, MPG shall not withhold its consent unreasonably.

9)

Non-Partnership Status.  This Agreement does not create a partnership, joint venture or other similar association between any of the parties to this Agreement for federal income tax purposes or otherwise, and the parties hereto agree to cause whatever elections or returns to be filed which may be necessary to preserve such status.

10)

  Notices.  All notices and sums payable to the parties hereto, shall be at the following address:

If to Daybreak:

Daybreak Mines, Inc.

621B 37th Street SW

Calgary, Alberta, Canada  T3C 1R8

1-403-660-9639

If to MPG:

MPG Petroleum, Inc.

8620 N. New Braunfels

Suite 411

San Antonio, Texas  78217

1-210-828-4666

11)  Seller’s Representations and Warranties.  MPG represents and warrants that the leases shown in Exhibit C-1 and C-2 are in full force and effect and that all required payments will be timely and properly paid and that MPG has the right to contract with Daybreak for the acquisition of the Leases and drilling of the Obligation Well on the terms set forth herein and that the Leases can be assigned to Daybreak subject only to the terms and conditions of this Agreement, and the burdens and obligations provided for in the Leases.

12)  Term.  Unless sooner terminated by mutual written agreement of the parties hereto, this Agreement shall remain in full force and effect until June 20, 2005, or so long thereafter as the Leases are perpetuated by production pursuant to the terms of this Agreement.

13)

 Binding Agreement.  This Agreement shall be binding on and inure to the benefit of the parties hereto, their respective heirs, successors and assigns.

14)

  Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supercedes all prior agreements (including those, which may have been oral), documents, or other instruments with respect to the matter covered hereby.

If the foregoing correctly sets forth your understanding of our agreement, please so indicate your acceptance hereof by signing one (1) copy of this Letter Agreement in the space provided below and returning it to this office within ten (10) days from the date hereof.

Yours truly,

MPG Petroleum, Inc.

/s/ Margaret P. Graham

ACCEPTED AND AGREED TO

This 11th day of April, 2005

Margaret P. Graham

President

Daybreak Mines, Inc.

A Washington Corporation

By: /s/ Robert Martin

President